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                        [LETTERHEAD OF HOGAN & HARTSON L.L.P.]

                                                                     Exhibit 8.3


                               October 14, 1996


Partners Preferred Yield III, Inc.
701 Western Ave., Suite 200
Glendale, California  91201-2397

Ladies and Gentlemen:

          This opinion is being delivered to you in accordance with Section
7.1.7 of the Agreement and Plan of Merger by and among Public Storage, Inc., a California corporation ("PSI"), Partners Preferred Yield, Inc., a California corporation, Partners Preferred Yield II, Inc. and Partners Preferred Yield III, Inc. ("PPY3") Pursuant to the Agreement and Plan of Reorganization dated August 15, 1996 (the "Merger Agreement"), PPY3 will merge with and into PSI (the "Merger").

          Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreement and in the Combined Proxy Statement and Prospectus filed with the Securities and Exchange Commission on or about the date of delivery of this opinion (the "Proxy Statement and Prospectus"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

          We have acted as legal counsel to PPY3 in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules thereto):

          1.  The Merger Agreement;

          2. Representations made to us by PSI as set forth in a letter to us dated on or about the date hereof;

          3. Representations made to us by PPY3 as set forth in a letter to us dated on or about the date hereof;

          4.  The Proxy Statement and Prospectus;

          5. The Shareholder's Representations provided to us by B. Wayne Hughes; and

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Partners Preferred Yield III, Inc.
October 14, 1996
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          6.  Such other instruments and documents related to the formation, organization and operation of PSI and PPY3 or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

          In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

          1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

          2.  The Merger will be effective under the applicable state law.

          3.  The continuity of interest requirement as specified in Treas. Reg.
(S) 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions will be satisfied.

          4. No outstanding indebtedness of PPY3 or PSI has or will represent equity for tax purposes; no outstanding equity of PPY3 or PSI has represented or will represent indebtedness for tax purposes.

          5. Each limited partnership and each limited liability company in which the Company owns an interest is properly classified as a partnership for federal income tax purposes.

          6. PSI is a validly organized and duly incorporated corporation under the laws of the State of California and the provisions of the Shareholders' Agreement dated November 16, 1995 ("Shareholders' Agreement") entered into by B. Wayne Hughes, Tamara L. Hughes, B. Wayne Hughes, Jr. and Parker Hughes Trust No. 2 and Article IV of the Amendment to PSI's Restated Articles of Incorporation are fully enforceable in the manner set forth therein under the laws of the State of California.

          We have made the above assumptions and are relying upon the various representations described above with your consent. In the event any of the

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Partners Preferred Yield III, Inc.
October 14, 1996
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statements, representations, or assumptions upon which we have relied in rendering this opinion is incorrect or incomplete, our opinion could be adversely affected and may not be relied upon.

          Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion (1) that for federal income tax purposes, the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code, (2) that PSI continues to qualify as a REIT under sections 856 through 860 of the Internal Revenue Code (the "Code") following the merger of Public Storage Management, Inc. ("PSMI") into PSI (the "PSMI Merger") SO LONG AS (A) PSI has met at all times since the PSMI Merger and continues to meet the stock ownership and gross income requirements applicable to REITs and (B) PSMI at the time of (and after giving effect to) the PSMI Merger was not considered to have any current or accumulated earnings and profits for tax purposes, and (3) that the discussion under the heading "Certain Federal Income Tax Matters" in the Proxy Statement and Prospectus to the extent that it describes matters of law or legal conclusions, is correct in all material respects.

          In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

          1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

          2. This opinion addresses only the specific tax opinion set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, we express no opinion regarding, among other things:

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Partners Preferred Yield III, Inc.
October 14, 1996
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          (i)   whether and the extent to which any PPY3 Shareholder who has provided or will provide services to PPY3 or PSI will have compensation income under any provision of the Code and the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the PSI Common Stock received by any such shareholder in the Merger;

          (ii) the potential application of the "golden parachute" provisions (Sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56 and 57) of the Code or Sections 305, 306, 357, and 708 of the Code, or the regulations promulgated thereunder;

          (iii) the tax consequences of the Merger to PPY3 or PSI, including without limitation the recognition of any gain after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof;

          (iv) the basis of any equity interest in PPY3 acquired by PSI in the Merger;

          (v) the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of PPY3 and/or holders of options or warrants for PPY3 stock or that may be relevant to particular classes of PPY3 Shareholders and/or holders of options or warrants for PPY3 stock, including but not limited to dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions; and

          (vi) with regard to whether PSI continues to qualify as a REIT following the PSMI Merger, we specifically are not rendering an opinion as to whether PSI has satisfied or will continue to satisfy the stock ownership and gross income requirements applicable to REITs following the PSMI Merger or whether PSMI had current or accumulated earnings and profits at the time of the PSMI Merger.

          3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the

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Partners Preferred Yield III, Inc.
October 14, 1996
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representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

          4.  This opinion is intended solely for the purposes set forth in
Section 7.1.7 of the Merger Agreement; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

          We hereby consent to the filing of this opinion letter as Exhibit 8.3 to the Registration Statement and to the reference to this firm under the captions "Legal Opinions" and "Certain Federal Income Tax Matters" in the Proxy Statement and Prospectus. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                   Very truly yours,


                                   /s/ HOGAN & HARTSON L.L.P.

                                   HOGAN & HARTSON L.L.P.